Exhibit 99.1

Coffee Holding Co., Inc. Reports Year End Results

Year End Results

STATEN ISLAND, New York – January 29, 2020. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the fiscal year ended October 31, 2019:

The Company had net loss of $94,598 or ($0.02) per share basic and diluted, for the fiscal year ended October 31, 2019 compared to a net income of $1,059,276, or $0.19 per share basic and diluted for the fiscal year ended October 31, 2018. The decrease was primarily attributable to the reasons described below.

Net sales totaled $86,467,432 for the fiscal year ended October 31, 2019, a decrease of $4,187,862, or 4.6%, from $90,655,294 for the fiscal year ended October 31, 2018. The decrease in net sales reflects the lower selling price of coffee during the year due to the continued depressed price of the green coffee market.

Cost of sales for the fiscal year ended October 31, 2019 was $70,708,100, or 81.8% of net sales, as compared to $75,040,802, or 82.8% of net sales, for the fiscal year ended October 31, 2018. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The decrease in cost of sales was due to the Company’s decreased sales.

Gross profit for the fiscal year ended October 31, 2019 was $15,759,332, an increase of $144,840 from $15,614,492 for the fiscal year ended October 31, 2018. Gross profit as a percentage of net sales increased to 18.2% for the fiscal year ended October 31, 2019 from 17.2% for the fiscal year ended October 31, 2018. The increase in gross profits resulted from a reduction in coffee prices.

Total operating expenses increased by $2,005,474 to $15,218,803 for the fiscal year ended October 31, 2019 from $13,213,329 for the fiscal year ended October 31, 2018. Selling and administrative expenses increased $1,972,378, or 15.7%, to $14,504,707 for the fiscal year ended October 31, 2019 from $12,532,329 for the fiscal year ended October 31, 2018. The primary reasons for this increase was the reflection of a full year of Steep & Brew for fiscal year ended October 31, 2019 as compared to a half year for fiscal year ended October 31, 2018 which accounted for $1,836,803 and the increase in the Company’s freight costs as it increased and expanded its product distribution partially offset by the Company’s continued efforts to reduce overhead.

“Fiscal 2019 proved to be a very challenging year for our company as the combination of depressed coffee prices, tariffs on steel cans and increased transportation costs greatly affected our ability to expand margins and improve profitability. Although our cost of sales decreased by one point during fiscal 2019 compared to fiscal 2018, and our gross profit as a percentage of sales increased by one point during this same period, our operating expenses increased by over $2.0 million, or almost 16%, in fiscal 2019 as compared to fiscal 2018. This increase in our operating expenses heavily weighed on our profits. Therefore, we have decided to make several changes in our overall operations in order to reduce expenses going forward. We have reduced payroll and commission payments in our subsidiary companies, Sonofresco, Optco and Comfort Foods, in order to reduce overhead expenses. In addition, we have begun to streamline our operational procedures at our Steep & Brew, Madison, Wisconsin facility. We believe we can create both logistical and cost saving efficiencies by producing additional product at our Generations facility in Ohio which will allow us to lower both manufacturing and delivery costs, while at the same time eliminating some of the variable overhead expenses and redundancies currently in place at both facilities.

“Our profitability was also negatively impacted by onetime, nonrecurring expenses, which impacted our profits by approximately $0.56 million, or $0.10 cents per share. We also implemented an employee stock option plan during fiscal 2019 at a cost of approximately $0.47 million to the company, which does not include associated legal fees and valuations necessary in conjunction with the employee stock option plan. As mentioned, we were unable to offset these increased costs due to low commodity prices, as our sales decreased by 4.6%, from $90.6 million during fiscal 2018 to $86.5 million during fiscal 2019 despite an increase in our business in all three major areas: green coffee, private label and branded sales,” stated Andrew Gordon, Chief Executive Officer of Coffee Holding.

“During fiscal 2019, we launched our Café Caribe single cup offering and secured distribution for Café Caribe in many of our key markets. We recently began in-house testing of a new version of Café Caribe single cups containing CBD. Our initial results have been encouraging, as the CBD does not alter the flavor profile of the cup. However, we will not undergo a formal major rollout of this product until we are completely comfortable that the uncertain regulatory environment surrounding CBD has settled to a point where we can operate successfully. We are optimistic that clarity on the CBD market is near term, at which time we could potentially introduce CBD into a number of our proprietary brands and private label offerings. Also during fiscal 2019, we began our packaging redesign initiative on our Harmony Bay brand.

“We believe the redesign, with its fresh look, will lift sales and appeal to a younger consumer coffee drinking demographic. This redesign, in conjunction with the launch of additional new items under the Harmony Bay brand, is one of our key initiatives for building sales in our Massachusetts facility during the upcoming months,” stated Mr. Gordon.

“Also, within the next 45 days, we will begin production of an upscale gourmet bagged coffee line for the largest supermarket chain in the New York City Tri-State area, as well as four large pack foodservice whole bean coffees for a large national cash & carry brand. These initiatives are estimated to bring in approximately $3.0 million in revenues to our Comfort Foods facility. On the private label front, we recently extended our contractual relationships with three of our largest customers for a period of one to two years, under mutually acceptable and favorable terms for all parties. The timing of these extensions was extremely fortuitous, as coffee prices have recently risen over the last several months after a prolonged slump where they remained under $1.00 per pound,” continued Mr. Gordon.

“The coffee market has finally ended its two year hibernation in bear market territory. With our sales remaining strong with new and current customers, along with the potential to launch multiple CBD products under our eight proprietary brands, we remain highly optimistic that we can reverse the results of fiscal 2019 during the upcoming year,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth at Steep N Brew and Comfort Foods. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

OCTOBER 31, 2019 AND 2018

	2019	2018

- ASSETS -
CURRENT ASSETS:
Cash	$2,402,556	$4,611,384
Accounts receivable, net of allowances of $144,000 for 2019 and 2018	9,421,427	9,914,297
Inventories	18,841,225	15,271,106
Due from broker	101,031
Prepaid expenses and other current assets	587,626	578,861
Prepaid and refundable income taxes	385,934	383,206
TOTAL CURRENT ASSETS	31,739,799	30,758,854

Machinery and equipment, at cost, net of accumulated depreciation of $6,931,913 and $6,251,828 for 2019 and 2018, respectively	2,413,533	2,350,208
Customer list and relationships, net of accumulated amortization of $151,627 and $108,875 for 2019 and 2018, respectively	533,373	576,125
Trademarks and tradenames	1,488,000	1,488,000
Non-compete, net of accumulated amortization of $29,700 and $9,900 for 2019 and 2018, respectively	69,300	89,100
Goodwill	2,488,785	2,488,785
Equity method investments	86,008	89,776
Deferred income tax asset	480,473	440,325
Deposits and other assets	387,453	552,904
TOTAL ASSETS	$39,686,724	$38,834,077

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,344,015	$4,833,548
Line of credit	7,167,740	6,260,014
Due to broker		22,046
Note payable		70,255
Income taxes payable	100	1,505
TOTAL CURRENT LIABILITIES	11,511,855	11,187,368

Deferred income tax liabilities	872,232	882,022
Deferred rent payable	193,461	242,143
Deferred compensation payable	378,453	532,726
TOTAL LIABILITIES	12,956,001	12,844,259
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,569,349 shares outstanding for 2019 and 2018	6,494	6,494
Additional paid-in capital	16,580,974	16,104,075
Retained earnings	13,310,169	13,404,767
Less: Treasury stock, 925,331 common shares, at cost for 2019 and 2018	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	25,264,077	24,881,776
Noncontrolling interest	1,466,646	1,108,042
TOTAL EQUITY	26,730,723	25,989,818
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,686,724	$38,834,077

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) / INCOME

YEARS ENDED OCTOBER 31, 2019 AND 2018

	2019	2018
NET SALES	$86,467,432	$90,655,294

COST OF SALES (which includes purchases of approximately $8.3 million and $9.1 million in fiscal years 2019 and 2018, respectively, from a related party)	70,708,100	75,040,802

GROSS PROFIT	15,759,332	15,614,492

OPERATING EXPENSES:
Selling and administrative	14,504,707	12,532,329
Officers’ salaries	714,096	681,000
TOTAL	15,218,803	13,213,329

INCOME FROM OPERATIONS	540,529	2,401,163

OTHER INCOME (EXPENSE):
Interest income	11,046	13,347
Loss from equity method investments	(3,769)	(4,867)
Interest expense	(254,592)	(370,705)
TOTAL	(247,315)	(362,225)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	293,214	2,038,938

Provision for income taxes	29,208	511,532

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	264,006	1,527,406
Less: Net income attributable to the non-controlling interest in subsidiary	(358,604)	(468,130)

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(94,598)	$1,059,276

Basic and diluted (loss) earnings per share	$(.02)	$.19

Weighted average common shares outstanding:
Basic and diluted	5,569,349	5,691,057

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2019 AND 2018

	2019	2018
OPERATING ACTIVITIES:

Net income	$264,006	$1,527,406
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	742,637	740,454
Stock-based compensation	476,899
Unrealized gain on commodities	(123,077)	(188,816)
Loss on equity method investments	3,768	4,867
Deferred rent	(48,682)	1,764
Deferred income taxes	(49,938)	151,765
Changes in operating assets and liabilities:
Accounts receivable	492,870	3,613,947
Inventories	(3,570,119)	2,155,487
Prepaid expenses and other current assets	(8,765)	43,877
Prepaid green coffee		171,350
Prepaid and refundable income taxes	(2,728)	89,608
Accounts payable and accrued expenses	(489,533)	392,713
Deposits and other assets	165,451	(11,178)
Income taxes payable	(1,405)	159
Net cash (used in) provided by operating activities	(2,148,616)	8,693,403

INVESTING ACTIVITIES:
Purchase of business net of cash acquired		(2,677,335)
Distribution of funds from deferred compensation plan	(154,273)
Purchases of machinery and equipment	(743,410)	(383,516)
Net cash used in investing activities	(897,683)	(3,060,851)

FINANCING ACTIVITIES:
Advances under bank line of credit	1,407,726	3,810,400
Purchase of treasury stock		(1,129,050)
Principal payment on note payable	(70,255)
Principal payments under bank line of credit	(500,000)	(6,028,168)
Net cash provided by (used in) financing activities	837,471	(3,346,818)

NET (DECREASE) INCREASE IN CASH	(2,208,828)	2,285,734

CASH, BEGINNING OF YEAR	4,611,384	2,325,650

CASH, END OF YEAR	$2,402,556	$4,611,384

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2019 AND 2018

	2019	2018
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$254,603	$372,228
Income taxes paid	$83,279	$270,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On April 24, 2018 Generations Coffee Company acquired the assets of Steep & Brew, Inc.:

Accounts receivable	$86,442
Inventory	1,116,021
Equipment	221,283
Prepaid expenses	28,913
Non-compete	99,000
Customer lists	245,000
Tradename	668,000
Goodwill	363,396

Less:Note Payable	140,510
Less: Liability assumed	10,210

Net cash paid	$2,677,335